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                                                                   EXHIBIT 4.3.3

                      THIRD AMENDMENT TO RIGHTS AGREEMENT

               THIRD AMENDMENT, dated as of August 28, 2002 ("Third Amendment"), to Rights Agreement dated as of September 14, 1998, as amended (the "Rights Agreement"), between Leap Wireless International, Inc., a Delaware corporation (the "Company"), and Harris Trust Company of California, now known as Computershare Investor Services LLC (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

               WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

               WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

               NOW, THEREFORE, in consideration of the foregoing promises and mutual agreements set forth in this Third Amendment, the parties hereby amend the Rights Agreement as follows:

               1. Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

        ""Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include
        (i) an Exempt Person or (ii) any Existing Holder, unless and until such time as such Existing Holder shall become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Existing Holder is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding. "Existing Holder" shall mean: (i) QUALCOMM Incorporated, together with all of its Affiliates and Associates (but excluding the beneficial ownership of individual officers, directors and employees of QUALCOMM Incorporated, solely by reason of such persons' status or authority as such), and, for purposes of this Rights Agreement, (x) prior to the consummation of the proposed "spin-off" distribution of Common Shares to the common stockholders of QUALCOMM Incorporated (the "Spin-Off"), QUALCOMM Incorporated may acquire one or more additional Common Shares without becoming an Acquiring Person hereunder, and (y) from and after the consummation of the Spin-Off, (1) QUALCOMM Incorporated may become the Beneficial Owner of up to 4,500,000 Common Shares (subject to adjustment), provided such beneficial




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        ownership of Common Shares is acquired solely upon the issuance by the
        Company to QUALCOMM Incorporated of that certain Warrant to purchase 4,500,000 Common Shares (subject to adjustment) following the consummation of the Spin-Off or upon the exercise of such Warrant in accordance with its terms, and (2) QUALCOMM Incorporated may become the Beneficial Owner of up to 775,000 Common Shares (subject to adjustment), provided such beneficial ownership of Common Shares is acquired solely upon the issuance by the Company to QUALCOMM Incorporated of Warrants acquired through the purchase of those certain Units, each such Unit consisting of one note and one Warrant to purchase Common Shares, such Warrants in the aggregate entitling QUALCOMM Incorporated to purchase up to 775,000 Common Shares (subject to adjustment) or upon the exercise of such Warrants in accordance with their terms, without becoming an Acquiring Person hereunder; and (ii) MCG PCS, Inc., together with all of its Affiliates and Associates existing on August 29, 2002, but only to the extent of (x) the number of Common Shares (excluding the Common Shares referred to in clause (y) below) that MCG PCS, Inc., together with all of its Affiliates and Associates existing on August 29, 2002, beneficially own on August 29, 2002, plus (y) up to 21,548,415 Common Shares (subject to adjustment) of which MCG PCS, Inc., together with all of its Affiliates and Associates existing on August 29, 2002, acquires beneficial ownership solely through the issuance by the Company to MCG PCS, Inc. of Common Shares pursuant to that certain Interim, Partial Award, dated as of August 5, 2002, as issued by the American Arbitration Association Commercial Arbitration Tribunal and any subsequent awards, rulings or orders related to the dispute underlying such Interim, Partial Award. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after notice from or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of one or more additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number




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        of Common Shares so that such Person would no longer be an Acquiring
        Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an "Acquiring Person" at any time for any purposes of this Agreement. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement."

                            [SIGNATURE PAGE FOLLOWS]





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               IN WITNESS WHEREOF, the parties have executed this Third
Amendment as of the date first written above.

                                      LEAP WIRELESS INTERNATIONAL, INC.


                                      By:    /s/ JAMES E. HOFFMANN
                                        ----------------------------------------
                                      Name:  James E. Hoffmann
                                      Title: Senior Vice President, General
                                             Counsel and Secretary

                                      COMPUTERSHARE INVESTOR SERVICES LLC

                                      By:    /s/ JOHN A. CASTELLANOS
                                        ----------------------------------------
                                      Name:  John A. Castellanos
                                      Title: Relationship Manager




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